Exhibit 5.1

17 November 2021

Your Ref:
Our Ref:	MAI:JPM:4159-01
Contact:	Matt Ireland
Partner
mireland@steinpag.com.au

Attention: The Board of Directors

Advanced Human Imaging Limited

Unit 5, 71-73 South Perth Esplanade

SOUTH PERTH WA 6151

Dear Sirs

LEGAL OPINION – ADVANCED HUMAN IMAGING LIMITED

1.	Background

We have acted as Australian legal counsel to Advanced Human Imaging Limited (Company), a company incorporated under the laws of the Commonwealth of Australia, in connection with its filing of a registration statement on Form F-1 (Registration Statement) (File No. 333-259090) under the U.S. Securities Act of 1933, as amended (Securities Act), with the U.S. Securities and Exchange Commission (Commission).

The Registration Statement relates to the public offering by the Company, as set out in the prospectus forming part of the Registration Statement (Prospectus) of:

(a)	Up to 1,000,000 units (Units), with each Unit consisting of two American Depositary Shares (ADSs) and one warrant to purchase one ADS (Warrants) at an exercise price equal to 105% of the public offering price of the Units;

(b)	Up to 2,000,000 ADSs included in the Units;

(c)	Up to 1,000,000 ADSs issuable upon exercise of the Warrants (Warrant ADSs);

(d)	Up to 300,000 ADSs, purchased pursuant to over allotments, if any (Over Allotment ADSs)

(e)	Up to 150,000 Warrants to purchase 150,000 ADSs, issued pursuant to over-allotments, if any (Over-Allotment Warrants);

(f)	Up to 150,000 ADSs, underlying the Over-Allotment Warrants (Underlying Over-Allotment ADSs);

(g)	Up to 115,000 warrants to purchase 115,000 ADSs, issued to the representative of the underwriter (Representative Warrants); and

The Board of Directors Advanced Human Imaging Limited	Page 2

(h)	Up to 115,000 ADSs underlying the Representative Warrants (Representative Warrant ADSs).

Each ADS represents eight fully paid ordinary shares in the Company (Shares).

The Registration Statement, including the Prospectus, is referred to in this letter collectively (and unless the context requires otherwise) as the Documents.

2.	Documents examined and searches conducted and relied on by us

For the purposes of this opinion, we have examined and relied on copies of the following documents:

(a)	the Registration Statement;

(b)	a draft of the Prospectus;

(c)	the Company’s Constitution;

(d)	draft minutes of meeting and resolutions of the Board of Directors dated 12 November 2021; and

(e)	search obtained from the Australian Securities and Investments Commission as at 9 November 2021.

3.	Assumptions in providing this letter

For the purposes of this opinion, we have assumed:

(a)	an Appendix 2A or Appendix 3B has been lodged by the Company for all of the Company’s issues and proposed issues of equity securities (as that term is defined in the ASX Listing Rules);

(b)	the genuineness of all signatures and the authenticity of all documents, instruments and certificates submitted to us as originals and the exact conformity with the authentic originals of all documents, instruments and certificates submitted to us as copies or forms or originals;

(c)	all relevant original documents continue in full force and effect and all signatures, seals, dates, duty stamps and markings appearing on all documents and copy documents submitted to us are genuine;

(d)	that each party to each document has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations there under;

(e)	all matters of internal management required by the constitution of each of the parties to the relevant documents (other than the Company) have been duly attended to (including, without limitation, the holding of properly constituted meetings of the boards of directors of each of those parties and the passing at those meetings of appropriate resolutions);

(f)	any documents which purport to be governed by the law of any jurisdiction other than the laws of the Commonwealth of Australia are legal, valid and binding obligations of all parties to those documents and none of the execution, delivery or performance of any document by any party to the document violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the laws of the Commonwealth of Australia;

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(g)	the Company will not engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive or which is likely to mislead or deceive in relation to the issuance or sale of Shares or ADS;

(h)	there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the issuance or sale of Shares or ADS under the Registration Statement;

(i)	all information provided to us by or on behalf of officers of the Company was true, correct and complete when provided and remains so at the date of this letter, containing all information required, without us making any separate enquiry or investigation other than viewing the ASIC search, in order for us to provide this opinion;

(j)	the Company is and will be able to pay its debts as and when they fall due and is otherwise solvent as at the time the Shares or ADS are issued or sold; and

(k)	all public records and searches which we have examined are accurate and the information disclosed by the searches conducted by us is true and complete and such information has not since been altered and the searches did not fail to disclose any information which had been delivered for registration, lodgement or filing against the Company’s records but which did not appear on the public records at the date of our search.

4.	opinion

Based on and subject to the above, in our opinion:

(a)	the Company is duly incorporated and validly existing under the laws of the Commonwealth of Australia in good standing (as such term is not defined under the Corporations Act 2001 (Cth) (Corporations Act), meaning solely that there are no current orders for the winding up of, or appointment of a receiver or liquidator for the Company or any notice of its proposed deregistration);

(b)	the issue of the Shares has been duly authorised; and

(c)	on issue of the Shares:

(i)	against payment for the Units offered under the Documents, the Shares underlying the ADSs forming part of the Units; and

(ii)	against payment on exercise of the applicable warrants, the Shares underlying the Warrant ADSs, Underlying Over-Allotment ADSs, Representative Warrant ADSs that will be issued on exercise of those warrants, will be validly issued, fully paid and ‘non-assessable’ (for the purposes of this opinion, the term ‘non-assessable’ when used to describe the liability of a person as the registered holder of shares is not a concept known under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of such Shares, having fully paid all amounts due on the issue of such Shares, are under no personal liability under the Corporations Act to contribute to the assets and liabilities of the Company on a winding up of the Company or subject to any call for payment of further capital in their capacity solely as holders of such Shares).

The Board of Directors Advanced Human Imaging Limited	Page 4

5.	LIMITATIONS

This opinion is subject to:

(a)	the Registration Statement, and any amendments thereto (including all necessary post-effective amendments), becoming effective under the Securities Act (and on the assumption that it will remain effective at the time of issuance of any ADS thereunder); and

(b)	the agreed upon consideration being received for the issue of the ADS.

This letter is given on the basis that it relates only to and will be governed by and construed in accordance with the laws of Western Australia and the Commonwealth of Australia in force at 9:00 am (Perth time) on 17 November 2021 and published Australian Securities and Investments Commission policy in force at that time.

6.	consent

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption ‘Legal Matters’ in the Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated under that Act.

Yours sincerely

STEINEPREIS PAGANIN

Enc